May 5, 1997

COMPUTER CONCEPTS CORP.
80 Orville Drive
Bohemia, New York  11716

Re:  Computer Concepts Corp.

Dear Sirs:

     In conjuinction with the filing of Form 10-K for the year ended December 31, 1996, for Computer Concepts Corp., I hereby consent to the incorporation by reference to the opinion of the Daniel B. Kinsey, P. C. firm included in the Registration Statements of Computer Concepts Corp. on Forms S-8 filed with the Securities and Exchange Commission by Computer Concepts Corp. and effective on December 30, 1994 (File No. 33-88260), on June 28, 1995 (File No. 33-94058), and
on April 25, 1996 (File No. 333-4070) and on Form S-1 declared effective August 9, 1996 (File No. 33-97560).

Very truly yours,

DANIEL B. KINSEY, P.C.
/s/ Daniel B. Kinsey
Daniel B. Kinsey